UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2024

Rhinebeck Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38779	83-2117268
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2 Jefferson Plaza, Poughkeepsie, New York		12601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 454-8555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RBKB	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 18, 2024, Rhinebeck Bancorp, Inc. (the “Company”), Rhinebeck Bancorp, MHC, the mutual holding company parent of the Company, and Rhinebeck Bank (the “Bank”), the Company’s wholly owned subsidiary, appointed Kevin Nihill, CFA, as Chief Financial Officer and Treasurer of the Company, Rhinebeck Bancorp, MHC and the Bank, effective July 8, 2024. Mr. Nihill succeeds Michael J. McDermott who retired as Chief Financial Officer and Treasurer of the Company, Rhinebeck Bancorp, MHC and the Bank, effective May 31, 2024, and Philip Lekanides, who served as Interim Principal Financial and Accounting Officer until Mr. Nihill’s appointment. Mr. Lekanides will remain the Vice President, Controller and Principal Accounting Officer of the Company following Mr. Nihill’s appointment.

Mr. Nihill served as Executive Vice President and Chief Financial Officer of St. Mary’s Bank, Manchester, New Hampshire beginning in 2021 until accepting the position with the Company and the Bank. Prior to joining St. Mary’s Bank, Mr. Nihill served as Senior Vice President, Treasurer of Berkshire Bank, Pittsfield, Massachusetts. Mr. Nihill is a Chartered Financial Analyst.  Age 49.

Mr. Nihill is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

In connection with his appointment, Mr. Nihill will receive a base salary of $360,000 and a one-time bonus of $100,000, payable on or about March 15, 2025, provided Mr. Nihill is an active employee in good standing on that date.  Additionally, beginning in 2025, Mr. Nihill will be eligible for an incentive compensation plan that is expected to be put in place at that time. As soon as practicable following Mr. Nihill’s date of hire, and upon approval by the Company’s compensation committee, he will be awarded 15,000 restricted stock awards under the Company’s equity incentive plan, provided he is continuously employed with the Bank on the grant date and other terms and conditions, including a vesting schedule, as may be set forth in any award agreement(s) are satisfied.

The Bank has also provided Mr. Nihill with a change in control agreement, which will become effective as of July 8, 2024.  The initial term of the agreement is through December 31, 2025.  Commencing January 1, 2025, and each January 1 thereafter, the term will automatically extend for an additional year so that the remaining term will be two years from the prior renewal date, unless either party provides written notice of nonrenewal at least 90 days prior to the renewal date. If, during the term of the agreement, Mr. Nihill’s employment is terminated by the Bank without cause other than due to death or disability or Mr. Nihill voluntarily resigns for good reason (as defined in the agreement) on or following a change in control of the Bank and/or the Company, the Bank will make a payment to Mr. Nihill equal to two  times the sum of the his annual base salary and the average annual cash incentive compensation awarded over the three most recent annual performance periods prior to the change in control, payable in a cash lump sum within 30 days of Mr. Nihill’s termination of employment.  In addition, the Bank will reimburse Mr. Nihill for the cost of continuing medical and dental insurance coverage for a period of up to 18 months.  Notwithstanding the foregoing, the payments required under the agreement will be reduced to the extent necessary to avoid penalties under Sections 280G and 4999 of the Internal Revenue Code.

The foregoing description of the agreement is not complete and is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.           Description

10.1 104.1	Change in Control Agreement, effective July 8, 2024, by and between Kevin Nihill and Rhinebeck Bank. The cover page for this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RHINEBECK BANCORP, INC.

DATE: June 25, 2024	By:	/s/ Michael J. Quinn
Michael J. Quinn
President and Chief Executive Officer